RENTRAK SECOND QUARTER NET INCOME RISES 75 PERCENT

ON 19 PERCENT REVENUE GROWTH

--First Half Net Income Doubles on 24 Percent Revenue Gain--

--Company Raises Fiscal 2007 Revenue Outlook--

PORTLAND, Ore. (November 7, 2006)—Rentrak Corp. (Nasdaq:RENT) today announced strong financial results for its second fiscal quarter ended September 30, 2006.

Second quarter net income increased 74.9 percent to $1.9 million, or $0.17 per diluted share, from $1.1 million, or $0.10 per diluted share, in last year’s comparable period. Revenues increased 19.4 percent to $24.1 million from $20.2 million and operating income increased 81.1 percent, to $2.7 million from $1.5 million in last year’s second fiscal quarter.

Second quarter revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $20.2 million, an increase of 15.7 percent compared with $17.4 million in last year’s comparable period, benefiting from increased demand for revenue-sharing titles available for rental.

Second quarter revenues in the company’s Advanced Media & Information (AMI) segment increased 43.7 percent to $3.9 million compared with $2.7 million in last year’s second fiscal quarter and were up sequentially 15.1 percent compared with the first quarter of fiscal 2007. Second quarter revenues from the company’s Essentials™ services increased 32.0 percent over last year’s second quarter. Beginning with the first quarter of fiscal 2007, the AMI division includes results from all of the company’s Essentials services, including Box Office Essentials™, OnDemand Essentials™; Supply Chain Essentials™; Retail Essentials™ and Home Video Essentials™, as well as Direct Revenue Sharing (DRS).

Selling and administrative expenses in the second quarter totaled $5.8 million compared with $5.2 million in last year’s second quarter and $6.0 million in the first quarter. The increased year-over-year spending related primarily to the company’s continuing development and enhancement efforts in support of its Essentials services and incremental non-cash, stock-based compensation expenses of $148,000 related to the company’s April 1 adoption of SFAS 123(R). As a percentage of second quarter revenue, selling and administrative expenses declined to 24.2 percent from 25.6 percent in last year’s comparable quarter.

As of September 30, the company has repurchased 193,500 shares of its common stock for $1.9 million under the board of directors’ January 2006 authorization to repurchase up to 1,000,000 shares. The company’s cash and equivalents totaled $29.8 million at September 30, 2006 compared with $29.0 million at June 30, 2006.

Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “We’re very pleased with our business performance through the first half of fiscal 2007, with revenues up 24 percent on double digit revenue growth from our PPT and AMI divisions, operating income up 81 percent and net income of $3.5 million, double our earnings at this time last year.”

Rosenbaum continued, “Earlier today we announced eight additional OnDemand Essentials customers, bringing its customer base to 42, and two more network operators to our family of 11 data providers. The steady addition of new customers attests to the increasing recognition among industry leaders of Rentrak’s innovative approach to media measurement made possible by its unmatched data capture and reporting capabilities. On a daily basis, OnDemand Essentials now captures, aggregates and reports detailed, anonymous viewing data representing over 32 million set-top boxes. Most importantly, we are designing our data systems to handle exponential multiples of those current volumes, uniquely positioning Rentrak to support the media measurement needs of industry leaders as they move toward a multi-screen model of content distribution.”

Rosenbaum concluded, “As a result of our strong first half performance, coupled with a strong second-half studio movie rental release schedule and incremental revenues from our new Essentials customers, we now expect revenues of at least $100 million for the full fiscal year, compared to fiscal 2006 revenues of $93.4 million. We continue to expect quarterly profitability during the second half of fiscal 2007 and that both our PPT and AMI segments will remain steady sources of revenue and cash flow to invest in ongoing development of additional Essentials services.”

Conference Call

Rentrak has scheduled a conference call for 2 p.m. (PST) on Tuesday, November 7, 2006 to discuss its financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 800-591-6942 from the U.S. or Canada, or 617-614-4909 for international callers, passcode 54488891. An audio replay of the conference call is available through midnight November 14 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 93740955. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through November 7, 2007. The webcast is also accessible over CCBN’s Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company’s

Entertainment Essentials™ suite of services is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each ASP-based Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2006 annual report on Form 10-K and subsequent quarterly reports, filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Contacts:

Paul Rosenbaum	Investors
Rentrak Corporation	PondelWilkinson Parham
Chairman & CEO	Ron Parham
503-284-7581	503-297-0202
par@rentrak.com	rparham@pondel.com

Rentrak Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

September 30,	March 31,
2006	2006 (1)

Assets
Current Assets:
Cash and cash equivalents	$ 7,714	$ 15,666
Marketable securities	22,089	14,832
Accounts receivable, net of allowances for doubtful accounts of $447 and $461	14,720	18,314
Note receivable	451	-
Advances to program suppliers, net of program supplier reserves of $18 and $32	87	225
Income tax receivable and prepaid taxes	48	-
Deferred income tax assets	107	110
Landlord receivable	415	-
Other current assets	689	607
Total Current Assets	46,320	49,754

Property and Equipment, net of accumulated depreciation of $5,443 and $5,876	5,126	3,623
Deferred Income Tax Assets	417	312
Other Assets	622	639
Total Assets	$ 52,485	$ 54,328

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 10,395	$ 15,493
Taxes payable	903	972
Accrued liabilities	548	532
Deferred rent, current portion	20	-
Accrued compensation	885	1,366
Deferred revenue	502	484
Total Current Liabilities	13,253	18,847

Deferred rent, long-term portion	791	-
Notes payable	598	-

Commitments and Contingencies	-	-

Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	-	-
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 10,558 and 10,697	11	11
Capital in excess of par value	46,912	48,069
Accumulated other comprehensive income	181	181
Accumulated deficit	(9,261)	(12,780)
Total Stockholders' Equity	37,843	35,481
Total Liabilities and Stockholders' Equity	$ 52,485	$ 54,328

(1) Derived from our March 31, 2006 audited consolidated financial statements.

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share amounts)

For the Three Months Ended September 30,		For the Six Months Ended September 30,
2006	2005	2006	2005

Revenue	$ 24,083	$ 20,164	$ 50,984	$ 41,046

Operating expenses:
Cost of sales	15,561	13,518	34,147	28,350
Selling and administrative	5,833	5,161	11,789	10,333
	21,394	18,679	45,936	38,683
Income from operations	2,689	1,485	5,048	2,363

Other income (expense):
Interest income	341	254	695	410
Interest expense	(1)	(1)	(2)	(2)
	340	253	693	408

Income before income taxes	3,029	1,738	5,741	2,771
Provision for income taxes	1,098	634	2,222	1,011
Net income	$ 1,931	$ 1,104	$ 3,519	$ 1,760

Basic net income per share	$ 0.18	$ 0.10	$ 0.33	$ 0.17

Diluted net income per share	$ 0.17	$ 0.10	$ 0.32	$ 0.16

Shares used in per share calculations:
Basic	10,553	10,551	10,617	10,550
Diluted	11,102	11,061	11,129	11,080

Rentrak Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$ 3,519	$ 1,760
Adjustments to reconcile net income to net cash flows provided by operating activities:
Tax benefit from stock option exercises	154	43
Depreciation and amortization	822	815
Loss on disposal of fixed assets	33	-
Adjustment to allowance for doubtful accounts	(14)	(133)
Stock-based compensation	458	-
Deferred income taxes	(102)	968
(Increase) decrease in:
Accounts receivable	3,608	1,858
Notes receivable issued to customers	(451)	-
Advances to program suppliers	138	993
Landlord receivable	(415)	-
Income taxes receivable and prepaid taxes	(48)	124
Other assets	(258)	6
Increase (decrease) in:
Accounts payable	(5,098)	(3,246)
Accrued liabilities and compensation	(534)	(209)
Deferred rent	811	-
Deferred revenue and other liabilities	18	88
Net cash provided by operating activities	2,641	3,067

Cash flows from investing activities:
Purchase of marketable securities	(7,257)	(14,813)
Purchase of property and equipment	(2,348)	(1,001)
Note receivable payments received	183	252
Net cash used in investing activities	(9,422)	(15,562)

Cash flows from financing activities:
Payments on capital lease obligations	-	(24)
Proceeds from notes payable	598	-
Issuance of common stock	179	75
Repurchase of common stock	(1,948)	-
Note receivable, related party	-	753
Net cash provided by (used in) financing activities	(1,171)	804

Decrease in cash and cash equivalents	(7,952)	(11,691)

Cash and cash equivalents:
Beginning of year	15,666	21,983
End of period	$ 7,714	$ 10,292

Supplemental cash flow information:
Cash paid during the period for interest	$ -	$ 2
Cash paid during the period for income taxes, net	2,285	110

Supplemental non-cash information
Common stock withheld in payment of exercise price for stock options	$ 238	$ -